SHANE DALY
Vice President
and Associate General Counsel
(212) 314-3912
(212) 314-3959

[AXA EQUITABLE — MEMBER OF THE GLOBAL AXA GROUP LOGO]	LAW DEPARTMENT

April 21, 2020

AXA Equitable Life Insurance Company

1290 Avenue of the Americas

New York, NY 10104

Dear Sirs:

This opinion is furnished in connection with the filing by AXA Equitable Life Insurance Company (“AXA Equitable”) of a Form S-3 Registration Statement of AXA Equitable for the purpose of registering Interests in the Structured Investment Option® (“Interests”) under the Securities Act of 1933.

I have examined such corporate records of AXA Equitable and provisions of the New York insurance law as are relevant to authorization and issuance of the Interests and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1.	AXA Equitable is a corporation duly organized and validly existing under the laws of the State of New York.

2.	The Interests are duly authorized and when issued in accordance with applicable regulatory approvals will represent legally issued, fully paid, non-assessable and binding obligations of AXA Equitable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Shane Daly
Shane Daly